Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276880

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 3, 2024)

FUSION FUEL GREEN PLC

6,018,540 Class A Ordinary Shares

This prospectus supplement amends and supplements the information in the prospectus, dated May 3, 2024 (the “Prospectus”), as supplemented by the prospectus supplement, dated May 22, 2024 (the “Prior Prospectus Supplement”), relating to the registration of the resale from time to time of up to 6,018,540 Class A ordinary shares with a nominal value of $0.0001 of the Company (“Class A Ordinary Shares”), by the selling shareholder named in the Prior Prospectus Supplement (the “Selling Shareholder”). This prospectus supplement should be read in conjunction with the Prior Prospectus Supplement and the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends, supplements or supersedes the information contained in the Prior Prospectus Supplement and the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus Supplement, the Prospectus, and any future amendments or supplements thereto.

Pursuant to the Registration Rights Agreement (as defined in the Prospectus), the number of Class A Ordinary Shares being registered for resale hereby is based on the amount of Class A Ordinary Shares that is equal to 200% of the maximum number of Class A Ordinary Shares that may be issued to the Selling Shareholder upon conversion of the principal and accrued interest and interest that may be accrued prior to maturity under the Placement Note (as defined in the Prospectus) that was issued to the Selling Shareholder on May 7, 2024 at the Minimum Conversion Price (as defined in such Placement Note) (the “May 2024 Placement Note”) in the original principal amount of $1,150,000 and upon exercise of the Placement Warrant (as defined in the Prospectus) that was issued to the Selling Shareholder on May 7, 2024 that may be exercised to purchase up to 208,582 Class A Ordinary Shares. This amount includes the 1,732,430 Class A Ordinary Shares that the Selling Shareholder has previously been issued upon conversion of the May 2024 Placement Note as of the date of this prospectus supplement.

The Class A Ordinary Shares and our public warrants are listed on The Nasdaq Capital Market tier of The Nasdaq Stock Market LLC under the symbols “HTOO” and “HTOOW”, respectively. The last sale price of the Class A Ordinary Shares and the public warrants on March 11, 2025 was $0.3560 per share and $0.01 per warrant, respectively.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus and as described in certain of the documents we may incorporate by reference therein, for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the Prior Prospectus Supplement, or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 12, 2025.